HLB Cinnamon Jang Willoughby & Company

Chartered Accountants
A Partnership of Incorporated Professionals

Consent of Independent Registered Public Accou ıting Firm

We have issued our report, dated August 19, 2005, except No e 1 which was revised December 22, 2005, accompanying the financial statements and sche iules for the three months ended June 30, 2005 and for the period November 29, 2004 (date of i icorporation) to March 31, 2005 of Goldrange Resources, Inc. included in the Registration State nent Form SB-2/A. We hereby consent to the use of the aforementioned report in the Registr tion Statement filed with the Securities and Exchange Commission on February 8, 2006.

"Cinnamon Jang Willoughby & Company"

Chartered Accoi ntants

Burnaby, BC
February 8, 2006

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2 Telephone +1 604 43 4317 Fax +1 604 435 4319